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                                                                      Exhibit 5


                        Taft, Stettinius & Hollister LLP
                               1800 Firstar Tower
                                425 Walnut Street
                             Cincinnati, Ohio 45202

                                  June 12, 2001


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re:  Interlott Technologies, Inc. 1994 Stock Incentive Plan

Dear Sir or Madam:

           We have acted as counsel for Interlott Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration of 600,000 additional shares of the Company's common stock for issuance under its 1994 Stock Incentive Plan, as amended and restated effective December 29, 2000 (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the additional shares of common stock, $.01 par value, of the Company which may be issued and sold pursuant to the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

           We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of the 600,000 additional shares to be issued and sold pursuant to the Plan.



                                        /s/ Taft, Stettinius & Hollister LLP